Exhibit 10.0

CAPITAL STOCK PURCHASE AGREEMENT

Dated as of December 16th 2005

Between

AMAZING TECHNOLOGIES CORP.,

AXION SOLUTIONS, INC.

And

PAULA MILANO, and

KAREN MILLS

Table of Contents

ARTICLE 1 - Agreement to Purchase and Sell Company Capital Stock		4
1.1	Agreement to Purchase and Sell Company Capital Stock	4
1.2	Structure of Payment of Purchase Price	4
ARTICLE 2 - Closing Date		6
2.1	Closing Date	6
ARTICLE 3 - Representations and Warranties of the Company and the Shareholders		6
3.1	Organization of the Company	6
3.2	The Company Capital Structure	7
3.3	Obligations With Respect to Company Capital Stock	8
3.4	Authority; Non-Contravention	8
3.5	Taxes	10
3.6	Title to Properties; Absence of Liens and Encumbrances	11
3.7	Intellectual Property	11
3.8	Compliance; Permits; Restrictions	14
3.9	Litigation	15
3.10	Brokers’ and Finders’ Fees	15
3.11	Employee Benefit Plans	15
3.12	Agreements, Contracts and Commitments	16
3.13	Insurance	18
3.14	Contingent Payment Arrangements	18
ARTICLE 4 - Representations And Warranties Of Each Shareholder		18
4.1	Ownership of Shares	18
4.2	Authority; Non-Contravention	19
4.3	Investment Representations	20
ARTICLE 5 - Representations And Warranties of Purchaser		21
5.1	Authority; Non-Contravention	21
5.2	Organization of Purchaser	22
5.3	Purchaser SEC Filings; Financial Statements	23
5.4	No Material Adverse Change	23
5.5	Brokers’ and Finders’ Fees	24
5.6	Corporate Approvals	24
5.7	Share Issuance	24
ARTICLE 6 - Conditions to Obligation of the Purchaser		24
6.1	Representations and Warranties	24
6.2	Covenants, Agreements and Conditions	25
6.3	No Order Pending	25
6.4	Stock Certificates	25
6.5	Opinion of Counsel	25
6.6	Employment Agreement	25
ARTICLE 7 - Conditions to Obligation of the Company and the Shareholders		26
7.1	Representations and Warranties	26
7.2	Covenants	26
7.3	No Order Pending	26
7.4	Purchase Price	26

7.5	Security Agreements	27
7.6	Employment Agreement	27
7.7	Incentive Bonus Plan and Agreement	27
7.8	Consummation of Asset Transfer	27
7.9	Corporate Approval	27
7.10	Updated Financials	27
7.11	Opinion of Counsel	27
ARTICLE 8 - Survival Of Representations And Warranties		28
8.1	Survival of Representations and Warranties	28
8.2	Indemnification	28
ARTICLE 9 - Termination, Amendment and Waiver		30
9.1	Termination	30
9.2	Effect of Termination	32
9.3	Amendment	32
9.4	Extension; Waiver	32
ARTICLE 10 – Confidentiality		32
ARTICLE 11 – General Provisions		33
11.1	Notices	33
11.2	Interpretation	34

CAPITAL STOCK PURCHASE AGREEMENT

This Capital Stock Purchase Agreement (this “Agreement”) is made as of this       16th day of December, 2005 between Axion Solutions, Inc., a California corporation, having its principal place of business at 30 Corporate Park, Suite 400, Irvine, California 92606 (the Company”), Paula Milano, Karen Mills(who hereinafter are sometimes together referred to as “Shareholders,” and individually as a “Shareholder”) and Amazing Technologies Corp, a Nevada corporation, having its principal place of business at 23 Corporate Plaza, Newport Beach, California 92660 (the Purchaser”).

RECITALS

WHEREAS, the Shareholders desire to sell to the Purchaser, and the Purchaser desires to purchase from the Shareholders, all of the outstanding shares of common stock of the Company (the “Company Capital Stock”), on the terms and conditions set forth in this Agreement;

WHEREAS, the Shareholders each own the number of shares of Series A Voting Common Stock and the percentage of the outstanding shares of common stock of the Company set forth opposite their name below (the “Percentage Interests”):

Shareholder	Number of Shares	Percentage Interest
Karen Mills	20,000,000	48.77%
Paula Milano	20,000,000	48.77%

WHEREAS, two other persons hold shares of Series B Non-Voting Common Stock which constitute 2.46% of the outstanding shares;

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, representations and warranties contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1 - Agreement to Purchase and Sell Company Capital Stock

1.1    Agreement to Purchase and Sell Company Capital Stock.

Upon the terms and subject to the conditions of this Agreement, the Shareholders will transfer and convey to the Purchaser at the Closing (as defined below) the Company Capital Stock in consideration for the aggregate sum of five million dollars ($5,000,000.00) (the “Purchase Price”) from the Purchaser, subject to the terms and conditions as further set forth.

1.2    Structure of Payment of Purchase Price.

As payment for the transfer of the Company Capital Stock by Shareholders to Purchaser, Purchaser shall deliver to Shareholders at the Closing the following consideration (the “Purchase Price”):

a)     Purchaser shall pay $1,500,000.00 in cash, via wire transfer, to the respective bank accounts of the Shareholders according to their respective Percentage Interests (the “Cash Consideration”);

b)    Purchaser shall issue the Shareholders, based on their respective Percentage Interests, Series A Secured Convertible Promissory Notes in the aggregate principal amount of $1,500,000.00, accruing interest at a rate of 7% per annum executed by Purchaser, due and payable to the Shareholders one hundred eighty days (180) after the Closing (as defined below) (the “First Notes”).

c)     Purchaser shall issue the Shareholders, based on their respective Percentage Interests, Series B Secured Convertible Promissory Notes in the aggregate principal amount of $1,000,000, accruing interest at a rate of 7% per annum executed by Purchaser, due and payable to the Shareholders three hundred sixty five (365) days after the Closing (as defined below) (the “Second Notes”).

d)    Purchaser shall issue the Shareholders, based on their respective Percentage Interests, Series C Secured Convertible Promissory Notes in the aggregate principal amount of $1,000,000.00, accruing interest at a rate of 7% per annum executed by Purchaser, due and payable to the Shareholders seven hundred thirty (730) days after the Closing (as defined below) (the “Third Notes”).

The First Notes, the Second Notes and the Third Notes (collectively, the “Convertible Notes”) shall be in the form attached hereto as Exhibit A.  Interest shall commence accruing on the Convertible Notes as of the date of issuance.

The First Notes and the Second Notes shall be convertible, in whole or in part, at any time prior to their maturity date, at the option of the holder, into shares of common stock of the Purchaser, at a conversion price of $5.00 per share, and the Third Notes shall be convertible, in whole or in part, at any time prior to their maturity date, at the option of the holder, into shares of common stock of the Purchaser, at a conversion price of $6.00 per share.

1.3           Deferred Bonus Payments

Purchaser acknowledges and agrees that the Company currently has a $200,000 account payable owed to each of Advance-Tech Services, Inc., a California corporation and to Ki Power, Inc., a California corporation (the “Affiliates”).   Purchaser further acknowledge that prior to the Closing, the Company shall pay $100,000 in cash to each of the Affiliates thereby reducing their respective account payables to $100,000, and that after such payments, the account payables to each of the Affiliates shall be increased by $100,000 such that they shall each be $200,000 as of the Closing.  Purchaser specifically acknowledges and covenants that Purchaser is assuming and shall remain liable for the two account payables due to the Affiliates, and that such account payables shall be satisfied in one or more payments during 2006 or 2007, as cash becomes available to the Company; provided, however, Purchaser agrees that $100,000 shall be paid to each of the Affiliates no later than December 31, 2006, and the remaining account payables shall be paid in full no later than December 31, 2007.

ARTICLE 2 - Closing Date

2.1 Closing Date.

Subject to the satisfaction of the closing conditions set forth in this Agreement, the Closing of the purchase and sale of the Company Capital Stock hereunder (the “Closing”) shall be held at the offices of the Purchaser at 10:00 a.m. upon completion of the audit, which Purchaser shall proceed with on a time is of the essence basis, at such time and place as the Shareholders and the Purchaser mutually agree (the date of the Closing being hereinafter referred to as the “Closing Date”).

ARTICLE 3 - Representations and Warranties of the Company and the Shareholders

As of the date hereof and as of the Closing Date, the Company and each of the Shareholders represents and warrants to Purchaser, subject to the exceptions specifically disclosed in writing in the Company’s disclosure schedules attached hereto (the “Company Schedules”) or elsewhere in this Agreement, as follows:

3.1 Organization of the Company.

(a)       The Company has no subsidiaries and the Company owns no capital stock of, or any equity interest of any nature in, any other entity. Except as may be required by the Company’s Profit Sharing Plan which is listed on Part 3.13 of the Company Schedules, the Company has not agreed and is not obligated to make, nor bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect (“Contract”) under which Contract it may become obligated to make any future investment in or capital contribution to any other entity. The Company has not, at any time, been a general partner of any general partnership, limited partnership or other entity. When used herein, as applicable the Company refers to the Company, its subsidiaries and predecessor entities.

(b)       The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c)       The Company is qualified to do business in the State of California, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification and where the failure to so qualify would have a Material Adverse Effect (as defined below) on the Company. With respect to any entity, “Material Adverse Effect” shall mean any change, event or effect that is materially adverse to the consolidated business, assets (including intangible assets), financial condition or results of operations of such entity.

(d)       The Company has delivered or made available to Purchaser a true and correct copy of the Articles of Incorporation and Bylaws of the Company, each as amended to date (collectively, the “Company Charter Documents”), and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents.

(e)       There are no proposed or considered amendments to the Company Charter Documents.

3.2 The Company Capital Structure.

(a)       The authorized capital stock of the Company consists of:  100,000,000 million shares of common stock, of which 80,000,000 shares are designated as Series A Voting Common Stock and 20,000,000 shares are designated as Series B Non-Voting Common Stock, and 1,000,000 shares of preferred stock.  As of the date of this Agreement, 40,000,000 shares of Series A Voting Common Stock, 1,010,000 shares of Series B Non-Voting Common Stock, and no shares of preferred stock, are issued and outstanding.  There are also issued and outstanding options to purchase 266,000 shares of the Company’s Series B Non-Voting Common Stock.    All of the outstanding shares of the Company Capital Stock have been duly authorized and validly issued, and are fully paid and nonassessable.  As of the date of this Agreement, there are no shares of the Company Capital Stock held in treasury by the Company.  Part 3.2(a) of the Company Schedules contains a true, correct and complete list of the persons and entities who are record holders of the issued and outstanding shares of the Company Capital Stock, and the issued and outstanding options to purchase Company Capital Stock, the respective number of shares or options, and the class or series, of the Company Capital Stock held by each such person or entity, as of the date hereof and as of the Closing; provided, however, such numbers are subject to change if any stock options are exercised or terminated prior to the Closing.  There are no declared or accrued and unpaid dividends payable in respect of any shares of the Company.

(b)       All outstanding shares of the Company Capital Stock have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements (as defined below) and (ii) all requirements set forth in applicable Contracts.  For the purposes of this Agreement, “Legal Requirements” means any state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined below).

3.3 Obligations With Respect to Company Capital Stock.

Except as set forth in Article 3.2(a) hereof, there are no equity securities, partnership interests or similar ownership interests of any class of any Company equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities the Company owns free and clear of all claims and Encumbrances, as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of Company, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. For the purposes of this Agreement, “Encumbrances” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, trust, right of first refusal, preemptive right.  Except as otherwise set forth on Part 3.3 of the Company Schedules, or disclosed in Article 3.2(a) hereof, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Company is a party or by which it is bound obligating Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Company or obligating Company to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. As of the date of this Agreement, there are no registration rights and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which Company is a party or by which it is bound with respect to any equity security of any class of Company.

3.4 Authority; Non-Contravention.

(a)           The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company. This Agreement has been duly executed and delivered by Company and, assuming due execution and delivery by the other parties hereto, constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity in the United States or any other applicable jurisdiction. The execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company will not, (i) conflict with or violate the Company Charter Documents, (ii) to the knowledge of the Company and the Shareholders, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Company or by which Company or any of its respective properties is bound or affected, subject to compliance with the requirements set forth in Article 3.4(b) below or (iii) to the knowledge of the Company and the Shareholders, except with respect to any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession, or other instrument or obligation to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or its or any of their respective assets are bound or affected (each a “Material Agreement”) listed on the Required Consent List (as defined below), result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair the Company ‘s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material lien or Encumbrance on any of the material properties or assets of Company or any of its subsidiaries pursuant to, any Material Agreement.  In addition, on or before December 31, 2005, the Company shall provide Purchaser with a list of all consents, waivers and approvals under any of Company’s or any of its subsidiaries’ agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate not obtained, would result in a material loss of benefits to Company or the Purchaser (the “Required Consent List”).

(b)           To the knowledge of the Company and the Shareholders, no consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic (“Governmental Entity”), is required to be obtained or made by Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, except for (i) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable United States, federal, foreign and state securities (or related) laws, and the securities or antitrust laws of any foreign country, and (ii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Purchaser or Company or have a material adverse effect on the ability of the parties hereto to consummate the transactions contemplated hereby.

3.5 Taxes.

(a)        Definition of Taxes. For the purposes of this Agreement, “Tax” or “Taxes” refers to any and all United States federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

(b)       Tax Returns and Audits.  To the knowledge of the Company and the Shareholders:

(i)            The Company has timely filed all returns, estimates, information statements and reports (“Returns”) relating to Taxes required to be filed by Company with any Tax authority.  Company has paid all Taxes shown to be due on such Returns.

(ii)           Company as of the Closing will have withheld and remitted on a timely basis to the appropriate authority all income taxes.

(iii)          Company has not been delinquent in the payment of any Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Company, nor has Company executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any material Tax.

(iv)          No audit or other examination of any Return of Company by any Tax authority is presently in progress, nor has Company been notified of any request for such an audit or other examination.

(v)           No adjustment relating to any Returns filed by Company has been proposed in writing formally or informally by any Tax authority to Company or any of its representatives.

(vi)          Company is not a party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

3.6 Title to Properties; Absence of Liens and Encumbrances.

(a)           Company has informed the Purchaser in writing of all real property leases to which Company is a party as of the date of this Agreement and each amendment thereto that is in effect as of the date of this Agreement.  Assuming the Company is able to obtain the consents, waivers and approvals, the Company must obtain in connection with the transactions contemplated by this Agreement, all such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a material claim. Other than the leaseholds created under the real property leases identified by Company in writing, Company owns no interest in real property.

(b)           Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any liens, pledges, charges, claims, security interests or other encumbrances of any sort (“Liens”) and except for liens for taxes not yet due and payable, statutory liens and such Liens or other imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

3.7 Intellectual Property.

For the purposes of this Agreement, the following terms have the following definitions:

“Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) United States, international and foreign patents and applications therefore and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefore, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefore throughout the world; (v) all trade names, logos, URLs, common law trademarks and service marks, trademark and service mark registrations and applications therefore throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world and (viii) any similar or equivalent rights to any of the foregoing anywhere in the world.

The “Company Intellectual Property” shall mean any Intellectual Property that is owned by, or exclusively licensed to, the Company.

“Registered Intellectual Property” means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

“The Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, the Company.

(a)           No material Company Intellectual Property or product or service of Company (other than end-user licenses in the ordinary course, or off-the-shelf software) is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation restricting in any manner the use, transfer, or licensing thereof by Company, or which may affect the validity, use or enforceability of such Company Intellectual Property.

(b)           The Company has no Company Registered Intellectual Property as of the date hereof.

(c)           Company owns and has good and exclusive title to, or has license (sufficient for the conduct of its business as currently conducted and as currently proposed to be conducted) to, each item of Company Intellectual Property or other material Intellectual Property used by Company free and clear of any lien or encumbrance (excluding licenses and related restrictions).

(d)           Company owns exclusively, and has good title to, all copyrighted works that are Company products or which Company otherwise expressly purports to own.

(e)           To the extent that any material Intellectual Property has been developed or created by a third party for Company, Company has a written agreement with such third party with respect thereto and Company thereby either (i) has obtained ownership of, and is the exclusive owner of or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted and as currently proposed to be conducted) to all such third party’s Intellectual Property in such work, material or invention by operation of law or by valid assignment.

(f)            Except for various assets related to the Company’s prior business of selling and implementing SAP Software solutions, that the Company intends to transfer to Ki Solutions, LLC, which will be spun off to Axion’s shareholders prior to the Closing, (the “Spin Off”), the Company has not transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was material to Company Intellectual Property, to any third party.

(g)           The Material Contract List (as defined below) will list all material contracts, licenses and agreements to which Company is a party as of the date hereof (i) with respect to Company Intellectual Property licensed or transferred to any third party (other than end-user licenses in the ordinary course or off-the-shelf software); or (ii) pursuant to which a third party has licensed or transferred any material Intellectual Property to Company.  All material contracts, licenses and agreements relating to Company Intellectual Property are in full force and effect.  The consummation of the transactions contemplated by this Agreement will not result in the material breach, modification, cancellation, termination or suspension of any contracts, licenses and agreements which would have a Material Adverse Effect on Company, except to the extent such material breach, modification, cancellation, termination or suspension results due to the failure or inability of the Company to obtain a consent, waiver or approval as required under any of the contracts, licenses and agreements, to be listed on the Required Consent List.  Except for any breach than may result due to failure or inability of the Company to obtain a consent, waiver or approval as required under any of the contracts, licenses and agreements, to be listed on the Required Consent List. Company is in material compliance with, and has not materially breached any of such contracts, licenses and agreements and, to the knowledge of Company, all other parties to such contracts, licenses and agreements are in compliance with, and have not materially breached any of, such contracts, licenses and agreements.  Except as otherwise to be set forth in the Material Contract List, following the Closing Date, the Company will be permitted to exercise all of Company’s rights under such contracts, licenses and agreements to the same extent Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Company would otherwise be required to pay, except to the extent such results due to the failure or inability of the Company to obtain, or the amounts become due in connection with or as a result of obtaining, a consent, waiver or approval as required under any of the contracts, licenses and agreements, to be listed on the Required Consent List.

(h)           The operation of the business of the Company, including the Company’s design, development, manufacture, marketing and sale of the products or services of the Company (including products and services currently under development) has not, does not and will not infringe or misappropriate the Intellectual Property of any third party in any respect adverse to such party or constitute unfair competition or trade practices under the laws of any jurisdiction.

(i)            the Company has not received notice from any third party that the operation of the business of the Company or any act, product or service of the Company, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

(j)            To the knowledge of the Company, no person has or is infringing or misappropriating, in any respect materially adverse to the Company, any of the Company Intellectual Property.

(k)           the Company has taken reasonable steps to protect the Company’s rights in the Company’s confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to the Company.

3.8 Compliance; Permits; Restrictions.

To the Company’s and the Shareholders’ knowledge, or as otherwise set forth in this Agreement, the Company is not in any material respect in conflict with, or in default or in violation of (i) any law, rule, regulation, order, judgment or decree applicable to the Company or by which the Company or any of its respective properties is bound or affected or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any of its respective properties is bound or affected, except for conflicts, violations and defaults that (individually or in the aggregate) would not cause the Company to lose any material benefit or incur any material liability. To the Company’s and the Shareholders’ knowledge, no investigation or review by any Governmental Entity is pending or has been threatened against the Company, nor, to the Company’s or the Shareholders’ knowledge, has any Governmental Entity indicated an intention to conduct an investigation of the Company.  There is no material agreement, judgment, injunction, order or decree binding upon the Company which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or Purchaser, any acquisition of material property by the Company or the conduct of business by the Company as currently conducted.

(a)   The Company holds, to the extent legally required, all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities that are material to and required for the operation of the business of the Company as currently conducted (collectively, the “the Company Permits”).  The Company is in compliance in all material respects with the terms of the Company Permits, except where the failure to be in compliance with the terms of the Company Permits would not be material to the Company or Purchaser.

(b)   Except as set forth on Part 3.8(b) of the Company Schedules, there is no agreement (non-compete or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has, or may have the effect of, prohibiting or impairing any business practice of the Company, any acquisition of property or assets (whether tangible or intangible) by the Company, the conduct of business by the Company in any manner or otherwise limiting the freedom of the Company to engage in any line of business or compete with any person.  Except as set forth in Part 3.8(b) of the Company Schedules, the Company has not entered into any agreement, understanding or other arrangement under which the Company is prohibited or restricted in any manner from selling, licensing or otherwise distributing any technology or products to, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.

3.9 Litigation.

Except as set forth on Part 3.9 of the Company Schedules, there are no claims, suits, actions or proceedings pending or, to the knowledge of the Company, threatened against, relating to or affecting the Company, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which would reasonably be expected, either singularly or in the aggregate with all such claims, suits, actions or proceedings, to be material and adverse to the Company.  No Governmental Entity has at any time challenged or questioned in a writing delivered to the Company the legal right of the Company to design, manufacture, offer or sell any of its products or services in the present manner or style thereof. As of the date hereof, to the knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, cause or provide a bona fide basis for a director or executive officer of the Company to seek indemnification from the Company.

3.10 Brokers’ and Finders’ Fees.

If the Company has incurred, or will incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby, the Company and Shareholders will solely bare liability, at no expense to Purchaser.

3.11 Employee Benefit Plans.

(a)           Effect of Transaction.  To the knowledge of the Company, except as set forth on Part 3.3(a) of the Company Schedules, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan or Employee Agreement that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

(b)          Employment Matters. To the best of the knowledge of the Company and the Shareholders’, the Company: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages, except for vacation pay accrued in the ordinary course of business, or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).  There are no pending, threatened or reasonably anticipated claims or actions against the Company under any worker’s compensation policy or long-term disability policy.  To the Company’s knowledge, no employee of the Company has violated any employment contract, nondisclosure agreement or noncompetition agreement by which such employee is bound due to such employee being employed by the Company and disclosing to the Company or using trade secrets or proprietary information of any other person or entity.

(c)           Labor.  To the knowledge of the Company and the Shareholders, no work stoppage or labor strike against the Company is pending, threatened or reasonably anticipated.  The Company has no knowledge of any activities or proceedings of any labor union to organize any Employees. To the knowledge of the Company and the Shareholders, there are no actions, suits, claims, labor disputes or grievances pending, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to the Company.  To the knowledge of the Company and the Shareholders, the Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act.  The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

3.12 Agreements, Contracts and Commitments.

On or before December 31, 2005, the Company shall provide Purchaser with a list that sets forth each of the material agreements, contracts, licenses, or other arrangements of the type listed below, by which the Company is a party to or bound by (the “Material Contracts List”):

(a)                   any employment or consulting agreement, contract or commitment currently in force with any employee, officer or member of the Company’s Board of Directors, other than those that are terminable by the Company or any of its subsidiaries on no more than thirty (30) days’ notice without liability or financial obligation, except to the extent general principles of wrongful termination law may limit the Company’s ability to terminate employees at will;

(b)           any agreement of indemnification or any guaranty by the Company currently in force other than any agreement of indemnification entered into in connection with the sale or license of software products in the ordinary course of business;

(c)           any agreement, contract or commitment containing any covenant currently in force limiting in any respect the right of the Company to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

(d)           any agreement, contract or commitment currently in force relating to the disposition or acquisition by the Company after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which the Company has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than the Company’s subsidiaries;

(e)           any joint marketing or development agreement currently in force under which the Company or any of its subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of ninety (90) days or less, or any material agreement pursuant to which the Company has continuing material obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by the Company and which may not be canceled without penalty upon notice of ninety (90) days or less;

(f)            any agreement, contract or commitment currently in force to provide source code to any third party for any product or technology that is material to the Company;

(g)           any agreement or plan currently in force, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(h)           any agreement, contract or commitment currently in force to sell or distribute any of the Company products, service or technology except agreements with distributors, vendors or sales representatives in the normal course of business cancelable without penalty upon notice of ninety (90) days or less and substantially in the form previously provided or made available to Purchaser;

(i)            any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments currently in force relating to the borrowing of money or extension of credit;

(j)            any settlement agreement entered into within two (2) years prior to the date of this Agreement; or

(k)           any other agreement, contract or commitment that has a value of $50,000 or more individually.

(l)            Neither the Company, nor to the Company’s knowledge any other party to a material Contract, is in material breach, violation or default under, and the Company has not received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any material Contract to which the Company is bound, in such a manner as would permit any other party to cancel or terminate any such material Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

3.13 Insurance.

The Company maintains insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”) which are set forth on Part 3.13 of the Company Schedules. There is no material claim by the Company pending under any of the material Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

3.14 Contingent Payment Arrangements.

Following the Closing, neither Purchaser nor the Company will have any obligation to make any payments to any individual or entity based upon the financial performance of the Company, except as otherwise set forth in this Agreement, or the Company’s financial statements, and except for bonuses due to Company employees for 2005, or bonuses contemplated by this Agreement and the ancillary agreements to be entered into in connection herewith (the “Ancillary Agreements”).

ARTICLE 4 - Representations And Warranties Of Each Shareholder.

As of the date hereof and as of the Closing Date, each of the Shareholders further represents and warrants to Purchaser, as follows:

4.1   Ownership of Shares.

As of the date hereof, such Shareholder is the sole record and beneficial owner of the shares of the Company Capital Stock designated as being owned by such Shareholder opposite such Shareholder’s name in Part 3.2(a) of the Company Schedules. As of the Closing, such Shareholder will be the sole record and beneficial owner of the shares of the Company Capital Stock designated as being owned by such Shareholder opposite such Shareholder’s name in Part 3.2(a) of the Company Schedules. Such shares are not subject to any Encumbrances and will not become subject to any Encumbrances upon transfer to the Purchaser, and such Shareholder has not granted any rights to purchase such shares to any other person or entity. Such Shareholder has the sole right to transfer such shares to Purchaser. Such shares constitute all of the Company Capital Stock owned by such Shareholder, and such Shareholder has no options, warrants or other rights to acquire the Company Capital Stock, except as set forth on Part 3.2 (a) of the Company Schedules.  Except as otherwise provided under this Agreement or in the Ancillary Agreements, upon the Closing, Purchaser will receive good title to such shares, subject to no Encumbrances retained, granted or permitted by such stockholder or the Company. Such Shareholder has not engaged in any sale or other transfer of any the Company Capital Stock in contemplation of the transactions contemplated by this Agreement.

4.2   Authority; Non-Contravention.

(a)   Such Shareholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Shareholder. This Agreement has been duly executed and delivered by such Shareholder and, assuming due execution and delivery by other parties hereto, constitutes a valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by such Shareholder does not, and the performance of this Agreement by such Shareholder will not, (i) if applicable, conflict with the organizational documents of such Shareholder, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to such Shareholder or by which Shareholder or, if applicable, any of its respective properties is bound or affected, subject to compliance with the requirements set forth in Article 4.2(b) below.

(b)   No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity, is required to be obtained or made by such Shareholder in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws, and the securities or antitrust laws of any foreign country, and (ii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Purchaser or the Company or have a material adverse effect on the ability of the parties hereto to consummate the transactions contemplated by the Agreement.

4.3  Investment Representations.

(a)   Shareholder is aware of the Purchaser’s business affairs and financial condition and has acquired sufficient information about the Purchaser to reach an informed and knowledgeable decision to acquire any securities to be issued under this Agreement (the “Contemplated Share Payment”).  Shareholder shall purchase, any of Shareholder’s allocation of the Contemplated Share Payment for investment is for his or her own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

(b)   Shareholder understands that the shares constituting the Contemplated Share Payment will not be registered under the Securities Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of his investment intent and other representations as expressed herein.

(c)   Shareholder further acknowledges and understands that the Shareholder’s portion of the shares constituting the Contemplated Share Payment must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Shareholder understands that the certificate evidencing such Shareholder’s portion of the Contemplated Share Payment will be imprinted with a legend which prohibits the transfer of the securities unless they are registered or such registration is not required in the opinion of counsel for the Purchaser. Shareholder further acknowledges that the Purchaser is under no obligation to register the shares constituting the Contemplated Share Payment.

(d)   Shareholder is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act or Shareholder, by reason of Shareholder’s business or financial experience has the capacity to protect Shareholder’s own interests in connection with the receipt of the shares constituting the Contemplated Share Payment.

(e)   Shareholder is aware of the adoption of Rule 144 by the Securities and Exchange Commission (the “SEC”), promulgated under the Securities Act, which permits limited public resale of securities acquired in a non-public offering subject to the satisfaction of certain conditions set forth therein, including, among other things, a one-year holding period, the availability of certain public information about the issuer, the requirement that the sale be effect through a “broker’s transaction” or in transactions directly with a “market maker” (as defined in Rule 144) and the number of shares being sold in any three-month period not exceeding specific limitations.

(f)    Shareholder further acknowledges that in the event all of the requirements of Rule 144 are not met, some other registration exemption will be required; and that although Rule 144 is not exclusive, the staff of the SEC has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and other than pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales and that such persons and the brokers who participate in the transactions do so at their own risk.

(g)   The Shareholder understands that Shareholder (and not the Purchaser or the Company) shall be responsible for his or her own federal, state, local or foreign tax liability and any of his other tax consequences that may arise as a result of the transactions contemplated by this Agreement. Shareholder shall rely solely on the determinations of his tax advisors or his own determinations, and not on any statements or representations by the Purchaser or the Company or any of their agents, with regard to all such tax matters.

(h)   Shareholder understands that the transfer of the Shares has not been qualified with the Commissioner of Corporations of the State of California and the issuance of such securities or the payment or receipt of any part of the consideration therefor prior to such qualification is unlawful unless the sale of securities is exempt from qualification by the California Corporations Code.

ARTICLE 5 - Representations And Warranties of Purchaser

As of the date hereof and as of the Closing Date, Purchaser represents and warrants to each Shareholder, subject to the exceptions specifically disclosed in writing in the Disclosure Schedules attached hereto  (the “Purchaser Schedules”), as follows:

5.1   Authority; Non-Contravention.

(a)             Purchaser has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and assuming execution and delivery by the other parties hereto constitutes a valid and binding obligation of

Purchaser, enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by Purchaser does not, and the performance of this Agreement by Purchaser will not, (i) conflict with the Purchaser Charter Documents (as defined below), (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Purchaser or any of its subsidiaries or by which Purchaser or any of its subsidiaries or any of their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or impair Purchaser’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of lien or Encumbrance on any of the properties or assets of Purchaser or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession, or other instrument or obligation to which Purchaser or any of its subsidiaries is a party or by which Purchaser or any of its subsidiaries or its or any of their respective assets are bound or affected, any of which would result in a Material Adverse Effect on Purchaser.  Part 5.1(a) of the Purchaser Schedules lists all consents, waivers and approvals under any of Purchaser’s or any of its subsidiaries’ agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate not obtained, would have a material adverse effect on the Purchaser.

5.2   Organization of Purchaser.

(a)   Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all material Contracts by which it is bound.

(b)   Purchaser is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification and where the failure to so qualify would have a Material Adverse Effect on Purchaser.

(c)   Purchaser has delivered or made available to the Company a true and correct copy of the Articles of Incorporation and Bylaws of Purchaser, each as amended to date (collectively, the “Purchaser Charter Documents”), and each such instrument is in full force and effect. Purchaser is not in violation of any of the provisions of the Purchaser Charter Documents.

5.3   Purchaser SEC Filings; Financial Statements.

(a)   Purchaser has filed all forms, reports and documents required to be filed with the SEC since December 8, 2004. All such required forms, reports and documents (including those that Purchaser may file subsequent to the date hereof) are referred to herein as the “Purchaser SEC Reports”). As of their respective dates (or, if amended, as of the respective dates of such amendments), Purchaser SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act, or the Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Purchaser SEC Reports and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Purchaser’s subsidiaries is required to file any forms, reports or other documents with the SEC.  There is no unresolved violation asserted by any government authority with respect to any of the Purchaser SEC Reports.

(b)   Each of the financial statements (including, in each case, any related notes thereto) contained in Purchaser SEC Reports (the “Purchaser Financials”) (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented the consolidated financial position of Purchaser and its subsidiaries as at the respective dates thereof and the consolidated results of Purchaser’s operations and cash flows for the periods indicated, except that unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments which would not have a Material Adverse Effect on Purchaser.

(c)   Each of the other financial statements, including, but not limited to, unaudited interim financial statements (including, in each case, any related notes thereto) that have or will be provided to Shareholders and Company prior to the Closing (the “Purchaser Financials”) (i) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (ii) fairly present the consolidated financial position of Purchaser and its subsidiaries as at the respective dates thereof and the consolidated results of Purchaser’s operations and cash flows for the periods indicated, except that unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments which would not have a Material Adverse Effect on Purchaser.

5.4   No Material Adverse Change.

Except as previously disclosed in writing to Shareholders or otherwise disclosed in the Purchaser Reports filed with the SEC prior to the date hereof, since November 30, 2005, the Purchaser has conducted its business only in the ordinary course, and there has not been (a) any change, circumstance or event that could reasonably be expected to result in a Material Adverse Effect, (b) any commitment, contractual obligation, borrowing, capital expenditure or transaction entered into by the Purchaser outside the ordinary course of business, or (c) any material change in the Purchaser’s accounting principles, practices or methods.

5.5   Brokers’ and Finders’ Fees.

Neither Purchaser nor its subsidiaries have incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

5.6   Corporate Approvals.

The Board of Directors of Purchaser has, as of the date of this Agreement, approved this Agreement and the transactions contemplated hereby.

5.7   Share Issuance.

The shares representing the Contemplated Share Payment when delivered will be duly authorized, fully paid and non-assessable.

5.8  No Undisclosed Liabilities.

Except as and to the extent set forth in the Purchaser Reports and the Purchaser’s financial statements or in any Schedule hereto, none of the Purchaser or any of its subsidiaries has any liabilities (nor do there exist any circumstance which are likely to give rise to liabilities) other than liabilities incurred in the ordinary course of business and consistent with past practice since June 30, 2005.

ARTICLE 6 - Conditions to Obligation of the Purchaser

The Purchaser’s obligation to purchase the Shares at the Closing is subject to the satisfaction, or the Purchaser’s waiver, in writing, on or prior to the Closing Date, of the following conditions:

6.1   Representations and Warranties.

Each of the representations and warranties of the Company contained in Article 3 will be true and correct on and as of the date hereof and on and as of the Closing Date in all material respects with the same effect as though such representations and warranties had been made as of the Closing Date.  The Purchaser shall have received a certificate signed by an officer of the Company to such effect on the Closing Date.

6.2   Covenants, Agreements and Conditions.

All covenants, agreements and conditions contained in this Agreement to be performed by the Company and the Shareholders on or prior to the Closing Date shall have been performed or complied with in all material respects. The Purchaser shall have received a certificate signed by an officer of the Company to such effect on the Closing Date.

6.3   No Order Pending.

There shall not then be in effect any order enjoining or restraining the transactions contemplated by this Agreement.

6.4   Stock Certificates.

The Shareholders shall have delivered to the Purchaser a certificate or certificates representing the Company Capital Stock, or a suitable Affidavit of Loss for any certificates that have been lost, stolen or destroyed.

6.5           Opinion of Counsel.

The Purchaser shall have received an opinion dated as of the Closing Date from counsel to the Company, substantially in the form attached as Exhibit B.

6.6           Employment Agreement.

Karen Mills shall have executed and delivered to the Purchaser the Employment Agreement between the Company and Karen Mills, in the form attached hereto as Exhibit C (the “Employment Agreement”).  The base salary in the Employment Agreement be negotiated, in good faith, and mutually agreed upon between the Purchaser and Karen Mills prior to the Closing.

6.7           Required Consent List and Material Contract List

The Company shall have provided Purchaser with the Required Consent List and the Material Contract List.

6.8 Cancel Old Stock Options.

The holders of the Company’s stock options shall have entered into agreements to cancel their stock options.

6.9           Termination of Shareholder Agreement.

The Shareholder Agreement dated July 7, 1997, between the Company, Paula Milano and Karen Mills shall have been terminated.

6.10         Required Consents.

The Company shall cooperate with Purchaser, and use its best efforts to, prior to the Closing, to obtain all third party consents to the transactions contemplated by this Agreement which shall be listed on the Required Consent List, or which are otherwise required in connection with the consummation of the transactions contemplated by this Agreement.

ARTICLE 7 - Conditions to Obligation of the Company and the Shareholders

The Shareholders’ obligation to sell the Shares at the Closing is subject to the satisfaction, or the Purchaser’s waiver, in writing, on or prior to the Closing Date, of the following conditions:

7.1   Representations and Warranties.

The representations and warranties of the Purchaser contained in Section 5 will be true and correct on and as of the date hereof and on and as of the Closing Date in all material respects with the same effect as though such representations and warranties had been made as of the Closing Date.  The Company shall have received a certificate signed on behalf of the Purchaser by an officer of the Purchaser to such effect on the Closing Date.

7.2   Covenants.

All covenants, agreements and conditions contained in this Agreement to be performed by the Purchaser on or prior to the Closing Date shall have been performed or complied with in all material respects.  The Company shall have received a certificate signed on behalf of the Purchaser by an officer of the Purchaser to such effect on the Closing Date.

7.3   No Order Pending.

There shall not then be in effect any order enjoining or restraining the transactions contemplated by this Agreement.

7.4   Purchase Price.

Purchaser shall have delivered the Cash Consideration and executed and delivered the Convertible Notes to the Shareholders in the manner set forth in Section 1.2 of this Agreement.

7.5   Security Agreements

Purchaser and Company shall have each executed and delivered to each of the Shareholders a Security Agreement in the form attached to this Agreement as Exhibit D, securing amounts due under the Convertible Notes.

7.6           Employment Agreement.

Purchaser shall have executed and delivered the Employment Agreement to Karen Mills.

7.7   Incentive Bonus Plan and Agreement

Purchaser shall have executed and delivered to Karen Mills an Incentive Bonus Plan and Agreement in the form attached hereto as Exhibit F.

7.8   Consummation of Asset Transfer.

The Company shall have consummated the Spin Off.

7.9   Corporate Approval.

The Company shall have obtained the requisite approval of its board of directors and shareholders to consummate the transactions contemplated by this Agreement and the ancillary documents and agreements entered into in connection herewith.

7.10 Updated Financials.

The Purchaser shall have provided the Company and the Shareholders with the financial statements for the Purchaser through the end of the quarter ending immediately prior to the Closing Date (the “Final Financial Statements”).

7.11 Opinion of Counsel.

The Company shall have received an opinion dated as of the Closing Date, from counsel to the Purchaser, substantially in the form attached as Exhibit G.

7.12         Life Insurance Policies

The key man life insurance policies, the beneficiaries of which are Paula Milano and Karen Mills, shall be transferred out of the Company to Karen Mills and Paula Milano, to the extent necessary.

ARTICLE 8 - Survival Of Representations And Warranties

8.1    Survival of Representations and Warranties.

All representations and warranties in this Agreement shall survive the Closing and continue until 5:00 p.m., California time, on the first anniversary of the Closing Date (the “Expiration Date”).

8.2    Indemnification.

(a)   Indemnification by Shareholders and the Company.  Subject to the limitations set forth below, the Company and Shareholders shall indemnify Purchaser for any claims, losses, liabilities, deficiencies, costs and expenses, including reasonable attorneys’ fees and expenses and expenses of investigation and defense, net of any benefits or proceeds of insurance (hereinafter individually a “Loss” and collectively “Losses”) incurred by Purchaser, its officers, directors, or affiliates (including the Company) as a result of (i) any inaccuracy or breach of a representation or warranty of the Company or the indemnifying Shareholder contained herein (as modified by the Company Schedules) or (ii) any failure by the Company to perform or comply with any covenant contained herein. Purchaser, the Company and the Shareholders each acknowledge that such Losses, if any, would relate to unresolved contingencies existing at the Closing Date, which if resolved at the Closing Date would have led to a reduction in the aggregate Total Consideration.

Notwithstanding the foregoing, (1) with respect to any Losses resulting from an inaccuracy or breach of the Company’s representations and warranties, or the failure by the Company to perform or comply with any covenant contained in this Agreement, each Shareholder shall be liable for no more than an amount equal to the total Losses multiplied by such Shareholder’s Percentage Interest, and (2) no Shareholder shall be liable under this Article 8 for Losses resulting from an inaccuracy or breach of any other Shareholder’s representations and warranties, or failure to perform or comply with any covenant contained in this Agreement.

The maximum aggregate amount that any Shareholder shall be required to pay in connection with claims brought under this Article 8, shall be limited to the amount of consideration paid to such Shareholder under this Agreement.  Notwithstanding the foregoing, the Purchaser may not make an indemnification claim against any Shareholders or the Company, unless the Purchaser’s aggregate Losses under this Articles 8, resulting from any or all such inaccuracies or breaches by the Company and the Shareholders, exceed $100,000.

In addition, if a Shareholder is adjudged liable to the Purchaser for any Losses under this Agreement, any such Losses shall first be offset by reducing the amount due to the Shareholder under any Convertible Notes held by such Shareholder; and such Shareholder shall be required to pay cash damages to the Purchaser, only to the extent that the aggregate outstanding amount due under the Convertible Notes held by such Shareholder is less than the amount of the Losses such court determines such Shareholder is liable for.

(b)   Indemnification by the Purchaser.  Subject to the limitations set forth below, the Purchaser shall indemnify and hold harmless the Company and each of the Shareholders for any Losses incurred by the Shareholder, the Company or its officers, directors, or affiliates as a result of (i) any inaccuracy or breach of a representation or warranty of the Purchaser contained herein (as modified by the Purchaser Schedules) or (ii) any failure by the Purchaser to perform or comply with any covenant contained herein.

Notwithstanding the foregoing, the Company and the Shareholders may not make an indemnification claim against the Purchaser, unless the aggregate Losses incurred by any or all of the Shareholders and the Company exceed $100,000.  The maximum aggregate amount that the Purchaser shall be required to pay in connection with claims brought under this indemnification provision, shall be limited to [(a) the total of the Cash Consideration plus the aggregate principal and interest due under all of the Convertible Notes assuming they are paid in full at their maturity dates, less (b) the aggregate amount of Cash Consideration actually paid to the Shareholders, plus the aggregate amount of all principal and interest actually paid to the Shareholders under the Convertible Notes].

(c)   Indemnification Procedures.  Promptly after receipt by any person entitled to indemnification under this Article 8 (an “Indemnified Party”) of notice of the commencement of any investigation, action, suit or proceeding by a person not a party to this Agreement in respect of which the Indemnified Party will seek indemnification hereunder (a “Third Party Action”), or after the time any Indemnified Party obtains actual knowledge of any facts or circumstances which cause it good faith to believe that it is entitled to indemnification under this Section 8, the Indemnified Party shall notify the person that is obligated to provide such indemnification (the “Indemnifying Party”) thereof in writing, but any failure to so notify the Indemnifying Party shall not relieve it from any liability that it may have to the Indemnified Party under this Section 8, except to the extent that the Indemnifying Party is prejudiced by the failure to give such notice.  The Indemnifying Party shall be entitled to participate in the defense of such Third Party Action and to assume control of such defense (including settlement of such Third Party Action) with counsel reasonably satisfactory to such Indemnified Party; provided, however, that :

(i)            the Indemnified Party shall be entitled to participate in the defense of such Third Party Action and to employ counsel at its own expense to assist in the handling of such Third Party Action;

(ii)           the Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into any settlement of such Third Party Action or ceasing to defend against such Third Party Action, if pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief would be imposed against the Indemnified Party or the Indemnified Party would be adversely affected thereby; and

(iii)          no Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such Third Party Action.

(d)   No Right to Indemnity or Contribution. The Shareholders shall have no contribution, indemnity or similar right against the Company with respect to any claim by the Purchaser for indemnification pursuant to this Article 8.

ARTICLE 9 - Termination, Amendment and Waiver

9.1   Termination.

Except as provided in Article 9.2 below, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a)   by mutual consent of each of the parties hereto;

(b)   by Purchaser, the Company or the Shareholders if: (i) the Closing has not occurred by the date that is 90 days following, but not including, the date of this Agreement (the “End Date”); provided, however, that the right to terminate this Agreement under this Article 9.1(b)(i), shall not be available to (A) any party whose action or failure to act has been a principal cause of or resulted in the failure of the transactions contemplated by this Agreement to occur on or before such date, or (B) the Purchaser, if the Closing has not occurred due to the failure of its auditors to complete their audit of the Company on or before the End Date, except to the extent such failure is the direct result of the Company’s failure to cooperate in good faith with the auditing firm; (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the transactions contemplated by this Agreement; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that would make consummation of the transaction contemplated by this Agreement illegal;

(c)   by Purchaser if there shall be any action taken other than by Purchaser or at Purchaser’s behest, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity, which would: (i) prohibit Purchaser’s ownership or operation of any portion of the business of the Company or (ii) compel Purchaser to dispose of or hold separate all or a portion of the business or assets of the Company or Purchaser as a result of the transactions contemplated hereby;

(d)   by Purchaser, upon a breach of any representation, warranty, covenant or agreement on the part of the Company or any Shareholder set forth in this Agreement, or if any representation or warranty of the Company or any Shareholder shall have become untrue, in either case such that the conditions set forth in Article 6.1 or Article 6.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in the Company’s or any Shareholder’s representations and warranties or breach by the Company or any Shareholder is curable by the Company or the Shareholder, as the case may be, through the exercise of either of his, her or its commercially reasonable efforts, then Purchaser may not terminate this Agreement under this Article 9.1(d) prior to the End Date, provided the Company or such Shareholder, as the case may be, continues to exercise commercially reasonable efforts to cure such breach (it being understood that Purchaser may not terminate this Agreement pursuant to this Article 9.1(d) if it shall have materially breached this Agreement, if such breach by the Company or such Shareholder, as the case may be, is cured prior to the End Date, or if all such breaches, either alone or in the aggregate, do not have a material adverse effect on the Purchaser);

(e)   by the Company and the Shareholders acting together, upon a breach of any representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement, or if any representation or warranty of Purchaser shall have become untrue, in either case such that the conditions set forth in Article 7.1  or Article 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Purchaser’s representations and warranties or breach by Purchaser is curable by Purchaser through the exercise of its commercially reasonable efforts, then the Company and the Shareholders may not terminate this Agreement under this Article 9.1(e) prior to the End Date, provided Purchaser continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company and the Shareholders may not terminate this Agreement pursuant to this Article 9.1(e) if any of them shall have materially breached this Agreement, if such breach by the Purchaser is cured prior to the End Date, or if all such breaches either alone, or in the aggregate, do not have a material adverse effect on the Shareholders or the Company).  Where action is taken to terminate this Agreement pursuant to this Article 9.1, it shall be sufficient (and required) for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

9.2   Effect of Termination.

In the event of termination of this Agreement as provided in Article 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Purchaser, the Company, the Shareholders or their respective officers, directors, shareholders or stockholders provided, however, that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided, further, that the provisions of Article 8,  this Article 9.2, Article 10 and Article 11 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

9.3   Amendment.

Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

9.4   Extension; Waiver.

At any time prior to the Closing, Purchaser, the Company and the Shareholders may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE 10 – Confidentiality

Until the Closing, Purchaser shall (except to the extent required by applicable law) shall treat in confidence all non-public information which Purchaser shall have obtained regarding Company and in the event the sale and purchase hereunder shall not be consummated, Purchaser shall return or destroy all copies of non-public documents and materials which have been furnished in connection herewith.  However, nothing contained herein shall prevent the Purchaser from (a) using such documents, materials and other information in connection with any action or proceeding brought or any claim asserted with respect to any breach of any representation or warranty or covenant made by the Company in or pursuant to this Agreement, or (b) supplying such documents, materials and other information to the Purchaser’s counsel, accountants and other consultants and representatives in connection with the transactions contemplated hereby.

ARTICLE 11 – General Provisions.

11.1         Notices

Every notice, consent and other communications required or permitted to be given hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Purchaser to:

Amazing Technologies Corp.

Attn:  Chief Executive Officer

23 Corporate Plaza Drive

Suite 200

Newport Beach, California 92660

Fax: 949 706 7854

with a copy to:

Law Office of Joe Utzurrum,

a Professional Corporation

620 Newport Center Drive

Suite 1100

Newport Beach, California 92660

Fax: (949) 852-8198

if to the Company, to:

Axion Solutions, Inc.

Attn: Chief Executive Officer

30 Corporate Park, Suite 400

Irvine, CA.  92606

with a copy to:

Alliance Legal Partners

Attn:  Jeffrey S. Marks, Esq.

9 Chatelaine

Newport Coast, CA. 92657

(a)  if to any Shareholder, to, the address and facsimile number set forth opposite such Shareholder’s name on Exhibit H hereto.

Any such notice or other communication shall be deemed given, received and effective upon the earlier of (a) if personally delivered, the date of delivery to the address of the person to receive such notice; (b) if delivered by commercial overnight carrier, one day following the receipt of such communication by such carrier from the sender, as shown on the sender’s delivery invoice from such carrier; and (c) if given by telex or telecopy, when sent.  Any notice of change of address or facsimile number shall be given by written notice in the manner detailed in this section.  Rejection or other refusal to accept or the inability to deliver because of changed address or facsimile number of which no notice was given shall be deemed to constitute receipt of the notice or other communication sent.

11.2         Interpretation

The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The word “knowledge” when used herein with respect to a corporation means the actual knowledge of any of the officers or directors of the corporation. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.3         Counterparts.

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

11.4         Entire Agreement; Assignment.

This Agreement, the Exhibits hereto, the Company Schedules and the Purchaser Schedules, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof; and (b) may not be assigned unless agreed to by the other parties hereto, except that Purchaser may assign its rights and delegate its obligations hereunder to majority-owned subsidiaries of Purchaser provided that Purchaser remains jointly and severally liable.

11.5         Severability.

In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

11.6         Undefined Financial Terms.

Undefined financial accounting terms used in this Agreement shall be defined according to generally accepted accounting principles (GAAP).

11.7         References.

References in this Agreement to Sections or Exhibits shall be to the entirety of the Sections or Exhibits of this Agreement which are referred to unless expressly limited to a sub-Section in the reference. References, if any, in this Agreement to “hereby”, “herein”, “hereinabove”, “hereinafter”, “hereinbelow”, “hereof”,  “hereunder”, and words of similar import shall be to this Agreement in its entirety and not only to the particular Section or Exhibit in which such reference appears unless expressly stated to the contrary.

11.8         Construction.

Unless the context otherwise requires: (i) “or” is not exclusive; (ii) words used in the singular include the plural and words used in the plural include the singular; (iii) words used in the masculine include the feminine and words used in the feminine include the masculine; (iv) any date specified for any action that is not a business day as such term is generally defined in the United States of America shall be deemed to mean the first business day after such date; (v) neither the captions to Sections or paragraphs hereof nor the Table of Contents shall be deemed to be a part of the Agreement;  (vi) the Exhibits form a part of the Agreement and shall have the same force and effect as if set out in the body of the Agreement; and (vii)  references herein to any other agreement or instrument shall, unless the context otherwise requires or specifies, be deemed references to that agreement or instrument as it may from time to time be changed, amended or extended, but shall not be an incorporation by reference unless specifically so provided.

11.9         Other Remedies.

Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

11.10       Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the non-exclusive jurisdiction and venue of any federal or state court within the State of Nevada, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Nevada for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

11.11       Rules of Construction.

The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

11.12       Attorneys’ Fees

If any action or other proceeding relating to the enforcement of any provision of this Agreement is brought by any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

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IN WITNESS WHEREOF, Purchaser, the Company, and the Shareholders have caused this Agreement to be signed by their duly authorized respective officers, all as of the date first written above.

AMAZING TECHNOLOGIES, CORP.	AXION SOLUTIONS, INC.

Title: C.E.O.	Title: President

SHAREHOLDERS

Paula Milano, Shareholder

Karen Mills, Shareholder

EXHIBITS

Exhibit A

Form of Note

Exhibit B

Opinion of Company Counsel

Exhibit C

Employment Agreement

Exhibit D

Security Agreement

Exhibit E

Incentive Bonus Plan and Agreement

Exhibit F

Opinion of Purchaser’s Counsel

Exhibit G

Shareholder Addresses

COMPANY SCHEDULES

Part 3.2(a)

Capital Structure

To be attached.

Part 3.3(a)

Obligations With Respect to Company Capital Stock

Under the Axion Solutions, Inc., Nonqualified Stock Option Plan (the “Option Plan”) and certain Stock Option Agreements entered into in connection with certain stock option grants made under the Plan, the holders of the Company’s stock options have certain accelerated vesting and other rights.

Axion Solutions, Inc., Karen Mills and Paula Milano are parties to a Shareholder Agreement dated July 7, 1997, that includes various transfer and other restrictions on the Company’s capital stock.

Part 3.4(a)

Consents

Part 3.7(b)

Company Registered Intellectual Property

Part 3.7(g)

Company IP contracts

Part 3.8(b)

Contractual Restrictions

The Company may be prohibited from selling SAP Solutions or other solutions that compete with Oracle solutions.

Part 3.9

Litigation

DecisionPoint International is claiming it is entitled to receive a 7% transaction fee in connection with the sale to be consummated by this Agreement.

Part 3.12

Agreements, Contracts, Commitments

1.             The Company has issued options under the Option Plan and pursuant to Stock Option Agreements, copies of which have been provided to the Purchaser.

 2.            The Company is a party to an Asset Purchase Agreement entered into between the Company and Ki Solutions, LLC, pursuant to which the Company transferred to Ki Solutions, LLC, the Company’s prior business of selling and implementing SAP Software solutions.

3.             The Company has credit card agreements with

Part 3.13

Insurance

To be attached.

PURCHASER SCHEDULES

Part 5.1(a)

Consents